Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Game Your Game, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.001 par value per share	(1)	Other	1,500,000	$1.7751	$2,662,650.00	0.0001381	$367.71
Equity	Common stock, $0.001 par value per share	(2)	Other	20,881	$0.6132	$12,804.23	0.0001381	$1.77

Total Offering Amounts:						$2,675,454.23		369.48
Total Fee Offsets:								0.00
Net Fee Due:								$369.48

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities that may become issuable under the Registrant’s 2026 Equity Incentive Plan (the “2026 Plan”) and 2016 Equity Incentive Plan, as amended (the “2016 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

Represents 1,500,000 shares of the Registrant’s common stock available for future issuance of equity awards under the 2026 Plan. The number of shares of the Registrant’s common stock available for issuance under the 2026 Plan will automatically increase on the first day of each fiscal year beginning with the fiscal year ending December 31, 2027, and ending on (and including) the fiscal year ending December 31, 2036, in an amount equal to the lesser of: (i) 10% of the shares of common stock outstanding on December 31 of the immediately preceding calendar year, but in no event less than 1,000,000 shares of common stock; or (ii) such lesser number of shares of common stock as the 2026 Plan’s administrator may determine.

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on August 19, 2026.
(2)	Represents 20,881 shares of the Registrant’s common stock issuable upon the exercise of outstanding stock options granted under the 2016 Plan. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 20,881 shares of the Registrant’s common stock reserved for issuance upon the exercise of the outstanding stock options were calculated in accordance with Rule 457(h) of the Securities Act using the weighted-average exercise price of such stock options of $0.6132 per share. No additional awards will be granted under the 2016 Plan.